Exhibit 21.1
LIST OF SUBSIDIARIES
Zareba Systems Europe Limited, organized in the United Kingdom
Waters Medical Systems, Inc., a Minnesota corporation
Zareba Systems of Canada Ltd., a Canadian corporation
Zareba Security, Inc., a Minnesota corporation

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